As filed with the Securities and Exchange Commission on July 25, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

XL GROUP LTD
(Exact name of registrant as specified in its charter)

Bermuda	98-0665416
(State or other jurisdiction of incorporation
or organization)	(I.R.S. Employer Identification Number)

O’Hara House	Puglisi & Associates
One Bermudiana Road	850 Library Avenue, Suite 204
Hamilton, HM08	Newark, Delaware 19711
Bermuda	(302) 738-6680
(441) 292-8515

(Address of Principal Executive Offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

XL Group plc 1991 Performance Incentive Program
(as amended and restated on May 13, 2016), as further amended effective July 25, 2016
(Full Title of Plan)

Copies to:

Kirstin R. Gould, Esq. Executive Vice President, General Counsel and Secretary XL Group Ltd O’Hara House One Bermudiana Road Hamilton, HM08 Bermuda (441) 292-8515	Todd E. Freed, Esq. Gregory A. Fernicola, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company
☒	☐	☐	☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares (par value US$0.01 per share)	7,000,000 shares (2)	$32.21	$225,470,000	$22,704.83

(1)	Plus such additional number of Common Shares as may be issued under the XL Group plc 1991 Performance Incentive Program (as amended and restated on May 13, 2016), as further amended effective July 25, 2016, in the event of a share dividend, recapitalization, share split, reverse split, reorganization, merger, amalgamation, consolidation or other similar dilutive event.

(2)	Represents an additional 7,000,000 Common Shares issuable under the XL Group plc 1991 Performance Incentive Program (as amended and restated on May 13, 2016), as further amended effective July 25, 2016.

(3)	Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the registration fee have been calculated based on the basis of the average of the high and low prices reported for the Ordinary Shares of XL Group plc reported on the New York Stock Exchange on July 19, 2016.

IMPORTANT NOTICE

Neither the Securities and Exchange Commission, any state securities commission, the Registrar of Companies in Bermuda nor the Bermuda Monetary Authority (the “BMA”) nor any other regulatory body has approved or disapproved of the securities referred to in this prospectus (save that the BMA has approved the issuance of the common shares of XL Group Ltd (“XL-Bermuda” or the “Registrant”) pursuant to the scheme of arrangement involving XL Group plc (“XL-Ireland”) and XL-Bermuda that became effective on July 25, 2016) or passed upon the adequacy of this prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

Securities may be offered or sold in Bermuda only in compliance with the provisions of the Bermuda Investment Business Act 2003, which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of securities of a Bermuda company, other than in cases where the BMA has granted a general permission. The BMA, in its policy notice to the public dated June 1, 2005, has issued its general permission for the free issuance and transferability of our equity securities, which would include our common shares, as long as any equity securities of XL-Bermuda remain listed on the New York Stock Exchange (the “NYSE”) or other appointed stock exchange, to and among persons who are non-residents of Bermuda for exchange control purposes. The BMA and the Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements or opinions expressed in this prospectus or in any prospectus supplement.

Pursuant to the Bermuda Insurance Act 1978, as amended, and its related regulations (the “Insurance Act”), each shareholder or prospective shareholder of XL-Bermuda will be responsible for notifying the BMA in writing of such shareholder becoming a shareholder controller, directly or indirectly, of 10%, 20%, 33% or 50% of Catlin Insurance Company Ltd., Catlin Re Switzerland Ltd., Hubble Re Ltd., XL Bermuda Ltd and XL Life Ltd, within 45 days of becoming such a shareholder controller. Each such shareholder controller will also be responsible for notifying the BMA in writing where he has reduced or disposed of his indirect or direct shareholding in such registered insurers (other than Hubble Re Ltd.) such that the proportion of the voting rights held by the shareholder controller reaches or falls below the thresholds set out above, not later than 45 days after such disposal. Such registered insurers are also required to notify the BMA in writing in the event of any person ceasing to be a controller, a controller being a managing director, chief executive or other person in accordance with whose directions or instructions the directors of any registered insurer are accustomed to act, including any person who holds, or is entitled to exercise, 10% of more of the voting shares or voting power, or is able to exercise a significant influence over the management of, the registered insurer. The BMA may serve a notice of objection on any controller of a registered insurer if it appears to the BMA that the person is no longer fit and proper to be such a controller.

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EXPLANATORY NOTE

We are filing this Registration Statement to register an additional 7,000,000 of the Common Shares of XL-Bermuda, par value $0.01 per share (the “Shares”), that may be acquired by XL Group employees under the XL Group plc 1991 Performance Incentive Program (as amended and restated on May 13, 2016), as further amended effective July 25, 2016 (the “Program”).

An increase of 7,000,000 in the number of Shares authorized for issuance under the Program was approved by the holders of our Shares at the XL-Ireland 2016 annual general meeting held on May 13, 2016. The full text of the amended and restated Program is filed as an exhibit to this registration statement.

We previously filed our Registration Statement on Form S-8 (File No. 333-161122), filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2009, as amended by Post-Effective Amendment No. 1 to our Registration Statement on Form S-8, filed with the Commission on July 1, 2010 and as further amended by Post-Effective Amendment No. 2 to our Registration Statement on Form S-8, filed with the Commission on July 25, 2016 (the “2009 Registration Statement”), covering an additional 13,500,000 Shares issuable under the Program. In addition, we previously filed our Registration Statement on Form S-8 (File No. 333-174138), filed with the Commission on May 11, 2011, as amended by Post-Effective Amendment No. 1 to our Registration Statement on Form S-8, filed with the Commission on July 25, 2016 (the “2011 Registration Statement”), covering an additional 13,000,000 Shares issuable under the Program.

Pursuant to General Instruction E to Form S-8, the contents of the 2009 Registration Statement and the 2011 Registration Statement, including the periodic and current reports that we filed with the Commission after the effectiveness of the 2009 Registration Statement and the 2011 Registration Statement, are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Any items in the 2009 Registration Statement and the 2011 Registration Statement not expressly changed hereby shall be set forth in the 2009 Registration Statement and the 2011 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by XL-Ireland (the predecessor registrant to XL-Bermuda) with the Commission are hereby incorporated by reference in this registration statement:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 6, 2016;

•	Proxy Statement on Schedule 14A for the Annual General Meeting of Holders of Ordinary Shares of XL-Bermuda held on May 13, 2016, filed on March 16, 2016;

•	Proxy Statement on Schedule 14A for the Special Court-Ordered Meeting and Extraordinary General Meeting of Holders of Ordinary Shares held on June 23, 2016, filed on May 11, 2016;

•	Current Reports on Form 8-K filed on February 29, 2016, May 19, 2016, June 23, 2016, July 13, 2016 and July 25, 2016; and

•	the description of XL-Bermuda’s common shares included in the Scheme Proxy Statement, set forth in the section “Description of XL Group Ltd Share Capital,” including any amendment or report filed for the purposes of updating such description, and specifically including the Memorandum of Association and Bye-laws of XL-Bermuda filed as Exhibits 3.3 and 3.4 to the Current Report on Form 8-K filed on July 25, 2016.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior

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to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Bermuda Companies Act permits XL-Bermuda to indemnify its directors, officers and auditor against losses arising or liability resulting from their negligence, default, breach of duty or breach of trust in relation to XL-Bermuda or any subsidiary of XL-Bermuda; provided, that XL-Bermuda is not permitted to indemnify any such person against any liability arising from their fraud or dishonesty.

The bye-laws of XL-Bermuda provide that XL-Bermuda will indemnify every “Indemnified Person” (which includes any director or officer, including, if applicable, any resident representative) out of the assets of XL-Bermuda against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such indemnitee by or by reason of any act done, conceived in or omitted in the conduct of XL-Bermuda’s business or in the discharge of his duties or in defending any proceedings, whether civil or criminal; provided, that such expenses and liabilities are not found by a court of competent jurisdiction (upon entry of a final non-appealable judgment) to be the result of any such Indemnified Person’s fraud and dishonesty.

In a recent Bermuda Supreme Court case, the Court ordered that the indemnity provisions of a Bermuda company’s bye-laws were enforceable and could be relied on by the defendant directors after the Court found them guilty of misfeasance for breaching their duty of care owed to the company. This case demonstrates that the Bermuda courts will uphold indemnification provisions in the bye-laws of a Bermuda company to protect its directors and officers.

XL-Bermuda’s bye-laws and the Bermuda Companies Act also permit XL-Bermuda to purchase and maintain insurance for the benefit of any director or officer against any liability incurred by such person under the Bermuda Companies Act in such persons’ capacity as a director or officer or indemnifying such person in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to XL-Bermuda or any subsidiary thereof. XL-Bermuda’s directors and officers are provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy maintained by one of XL-Bermuda’s subsidiaries.

In order to continue to retain and attract highly experienced and capable persons to serve as directors of XL-Bermuda, XL-Bermuda has entered into indemnification agreements (the “Bermuda Indemnification Agreements”) with each of XL-Bermuda’s directors and its corporate secretary. The Bermuda Indemnification Agreements provide that XL-Bermuda will indemnify the indemnitees to the fullest extent permitted by Bermuda law against claims related to each indemnitee’s service to (or at the request of) XL-Bermuda, except in certain circumstances, including: (i) where payment is actually made or then due (A) under an insurance policy, (B) pursuant to an agreement between indemnitee and XL-Bermuda or other entity served by indemnitee at the request of XL-Bermuda or (C) under the governing documents of XL-Bermuda or other entity served by indemnitee at the request of XL-Bermuda; (ii) in connection with a proceeding initiated by indemnitee, unless such proceeding was authorized by the XL-Bermuda Board or falls within certain limited exceptions specifically provided for in the

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Bermuda Indemnification Agreements; and (iii) where the indemnitee is found, in a final and non-appealable judgment of a court of competent jurisdiction, to be liable for fraud or dishonesty or an accounting of profits made from the purchase and sale (or sale and purchase) by the indemnitee of securities. The Bermuda Indemnification Agreements also provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be advanced promptly as they are incurred, provided that the indemnitee must repay any such expense advance if it is determined in a final and non-appealable judgment of a court of competent jurisdiction that the indemnitee is not entitled to be indemnified against such expense.

Item 7.	Exemption From Registration Claimed.

Not applicable.

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Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description
4.1	Certificate of Incorporation of XL Group Ltd (incorporated by reference to Exhibit 3.1 to XL Group Ltd’s Current Report on Form 8-K filed on July 25, 2016).
4.2	Certificate of Incorporation on Change of Name of XL Group Ltd (incorporated by reference to Exhibit 3.2 to XL Group Ltd’s Current Report on Form 8-K filed on July 25, 2016).
4.3	Memorandum of Association of XL Group Ltd (incorporated by reference to Exhibit 3.3 to XL Group Ltd’s Current Report on Form 8-K filed on July 25, 2016).
4.4	Bye-laws of XL Group Ltd (incorporated by reference to Exhibit 3.4 to XL Group Ltd’s Current Report on Form 8-K filed on July 25, 2016).
4.5*	XL Group plc 1991 Performance Incentive Program (as amended and restated on May 13, 2016).
4.6*	Amendment to the XL Group plc 1991 Performance Incentive Program, effective July 25, 2016.
4.7	Specimen Share Certificate (evidencing the common shares of XL Group Ltd) (incorporated by reference to Exhibit 4.1 to XL Group Ltd’s Current Report on Form 8-K filed on July 25, 2016).
5.1*	Opinion of AWS Law Limited.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of AWS Law Limited (included as part of Exhibit 5.1).
24.1*	Powers of Attorney (included on signature pages).
99.1*	Acceptance of Appointment of Puglisi & Associates as U.S. Agent for Service of Process.
99.2	“Description of XL Group Ltd Share Capital” (incorporated by reference to the section so entitled of XL Group plc’s Proxy Statement on Schedule 14A for the Special Court-Ordered Meeting and Extraordinary General Meeting of Holders of Ordinary Shares held on June 23, 2016, filed on May 11, 2016).

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

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provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on July 25, 2016.

XL GROUP LTD

By:	/s/ MICHAEL S. MCGAVICK
	Name:	Michael S. McGavick
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL S. MCGAVICK	Chief Executive Officer (Principal Executive Officer) and Director	July 25, 2016
Name: Michael S. McGavick

/s/ PETER R. PORRINO	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 25, 2016
Name: Peter R. Porrino

/s/ MICHAEL S. MCGAVICK	Director and Chairman of the Board of Directors	July 25, 2016*
Name: Eugene M. McQuade

/s/ MICHAEL S. MCGAVICK	Director	July 25, 2016*
Name: Ramani Ayer

/s/ MICHAEL S. MCGAVICK	Director	July 25, 2016*
Name: Dale R. Comey

/s/ MICHAEL S. MCGAVICK	Director	July 25, 2016*
Name: Claus-Michael Dill

/s/ MICHAEL S. MCGAVICK	Director	July 25, 2016*
Name: Robert R. Glauber

/s/ MICHAEL S. MCGAVICK	Director	July 25, 2016*
Name: Edward J. Kelly, III

/s/ MICHAEL S. MCGAVICK	Director	July 25, 2016*
Name: Suzanne B. Labarge

/s/ MICHAEL S. MCGAVICK	Director	July 25, 2016*
Name: Joseph Mauriello

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Signature	Title	Date

/s/ MICHAEL S. MCGAVICK	Director	July 25, 2016*
Name: Clayton S. Rose

/s/ MICHAEL S. MCGAVICK	Director	July 25, 2016*
Name: Anne Stevens

/s/ MICHAEL S. MCGAVICK	Director	July 25, 2016*
Name: Sir John Vereker

*	Executed pursuant to the Power of Attorney granted in this Registration Statement.

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SIGNATURES (AUTHORIZED U.S. REPRESENTATIVE)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the Authorized U.S. Representative on the date indicated:

Dated:	July 25, 2016

Puglisi & Associates,

Authorized U.S. Representative
By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director

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 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of XL Group Ltd in their respective capacities set forth below constitutes and appoints Michael S. McGavick and Kirstin R. Gould, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name to this Registration Statement of XL Group Ltd, a Bermuda exempted company, on Form S-8 under the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder and any and all amendments (including any post-effective amendments thereto) and supplements to the Registration Statements amended by this Post-Effective Amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature	Title	Date

/s/ MICHAEL S. MCGAVICK	Chief Executive Officer (Principal Executive Officer) and Director	July 25, 2016
Name: Michael S. McGavick

/s/ PETER R. PORRINO	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 25, 2016
Name: Peter R. Porrino

/s/ EUGENE M. MCQUADE	Director and Chairman of the Board of Directors	July 25, 2016
Name: Eugene M. McQuade

/s/ RAMANI AYER	Director	July 25, 2016
Name: Ramani Ayer

/s/ DALE R. COMEY	Director	July 25, 2016
Name: Dale R. Comey

/s/ CLAUS-MICHAEL DILL	Director	July 25, 2016
Name: Claus-Michael Dill

/s/ ROBERT R. GLAUBER	Director	July 25, 2016
Name: Robert R. Glauber

/s/ EDWARD J. KELLY, III	Director	July 25, 2016
Name: Edward J. Kelly, III

/s/ SUZANNE B. LABARGE	Director	July 25, 2016
Name: Suzanne B. Labarge

/s/ JOSEPH MAURIELLO	Director	July 25, 2016
Name: Joseph Mauriello

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Signature	Title	Date

/s/ CLAYTON S. ROSE	Director	July 25, 2016
Name: Clayton S. Rose

/s/ ANNE STEVENS	Director	July 25, 2016
Name: Anne Stevens

/s/ SIR JOHN VEREKER	Director	July 25, 2016
Name: Sir John Vereker

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Incorporation of XL Group Ltd (incorporated by reference to Exhibit 3.1 to XL Group Ltd’s Current Report on Form 8-K filed on July 25, 2016).
4.2	Certificate of Incorporation on Change of Name of XL Group Ltd (incorporated by reference to Exhibit 3.2 to XL Group Ltd’s Current Report on Form 8-K filed on July 25, 2016).
4.3	Memorandum of Association of XL Group Ltd (incorporated by reference to Exhibit 3.3 to XL Group Ltd’s Current Report on Form 8-K filed on July 25, 2016).
4.4	Bye-laws of XL Group Ltd (incorporated by reference to Exhibit 3.4 to XL Group Ltd’s Current Report on Form 8-K filed on July 25, 2016).
4.5*	XL Group plc 1991 Performance Incentive Program (as amended and restated on May 13, 2016).
4.6*	Amendment to the XL Group plc 1991 Performance Incentive Program, effective July 25, 2016.
4.7	Specimen Share Certificate (evidencing the common shares of XL Group Ltd) (incorporated by reference to Exhibit 4.1 to XL Group Ltd’s Current Report on Form 8-K filed on July 25, 2016).
5.1*	Opinion of AWS Law Limited.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of AWS Law Limited (included as part of Exhibit 5.1).
24.1*	Powers of Attorney (included on signature pages).
99.1*	Acceptance of Appointment of Puglisi & Associates as U.S. Agent for Service of Process.
99.2	“Description of XL Group Ltd Share Capital” (incorporated by reference to the section so entitled of XL Group plc’s Proxy Statement on Schedule 14A for the Special Court-Ordered Meeting and Extraordinary General Meeting of Holders of Ordinary Shares held on June 23, 2016, filed on May 11, 2016).

*	Filed herewith.

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